CODE OF ETHICS

for

STERLING CAPITAL MANAGEMENT LLC

Revised December 31, 2008

STANDARD OF CONDUCT

Sterling Capital Management’s core philosophy is that firm personnel are expected to act in an ethical manner at all times. This Code of Ethics includes detailed policies, procedures, and requirements. While reading and becoming familiar with the various parts of the Code, it is important to keep in mind the basic idea that we have a strong fiduciary duty to clients, and we are all obligated to uphold that duty. The following are general principles underlying our policies and procedures:

1.	Employees and certain affiliated persons owe a duty at all times to conduct their affairs, including personal securities transactions, in such a manner as to (i) avoid serving their own personal interests ahead of clients; (ii) avoid taking inappropriate advantage of their position with the firm; (iii) avoid any abuse of their position of trust and responsibility; and (iv) disclose any actual or potential conflicts of interest.
2.	Independence in the investment decision-making process is paramount.
3.	Information regarding the identity of security holdings and client information is confidential.
4.	Sterling’s reputation is critical to the firm’s ability to survive and grow. Honesty, integrity, and professionalism are important determinants of the firm’s reputation.

These principles govern all conduct, whether or not the conduct is also covered by more specific policies and procedures set forth below.

PREAMBLE

This Code of Ethics is being adopted by Sterling Capital Management LLC (the “Firm”) in compliance with the requirements of Rule 204A-1, 204-2 and Section 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 (the "Rule") of the Investment Company Act of 1940 (the "Act"), to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204A-1 requires advisers to establish, maintain and enforce a written adoption of a code of ethics that sets forth a standard of business conduct required of its supervised employees. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives (see “Definitions”).

Rule 17j-1 of the Investment Company Act and Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of Sterling Capital Management LLC (the “Firm”) in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Fund managed by the Firm:

1.	To employ a device, scheme or artifice to defraud a Portfolio, a Fund, any client or prospective client;
2.	To make to a Portfolio, a Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;
3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Fund, any client or prospective client; or
4.	Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply to any transaction with a customer of a bank, broker or dealer if such bank, broker or dealer is not acting as an investment adviser in relation to such transaction; or
5.	To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative (including manipulative practices with respect to securities or their prices).

Employees must comply with applicable federal securities laws.

The Board of Managers of the Firm adopts this Code of Ethics. Our fiduciary duty includes the duty of the Compliance Officer of the Firm to report material violations of this Code of Ethics to the Firm's Board of Managers and to the Board of Directors of any Fund advised or sub-advised by the Firm.

INSIDER TRADING

The Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the Compliance Officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. trading by an insider, while in possession of material nonpublic information, or

2.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
3.	communicating material nonpublic information to others.

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

Report the matter immediately to the Firm’s Compliance Officer. Do not purchase or sell the securities on behalf of yourself or others.

Do not communicate the information inside or outside the Firm, other than to the Firm’s Compliance Officer.

After the Firm’s Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Firm’s Compliance Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading. The Firm's procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, the Firm will provide, on a periodic basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and when it has been determined that an officer, director or employee of the Firm has material nonpublic information, implement measures to prevent dissemination of such information, and if necessary, restrict officers, directors and employees from trading the securities.

To detect insider trading, the Compliance Officer reviews the trading activity reports filed by each officer, director and employee as part of the personal securities transaction procedures.

A.	DEFINITIONS
	1.	"Access person" means any director, officer, general partner or advisory representative of the Firm. Sterling Capital Management deems all employees as “Access persons” and subject to the principles, requirements, policies and procedures of this Code.
	2.	"Advisory representative means any employee, who in connection with his or her regular functions or duties, normally makes, participates in, or otherwise obtains current information regarding the purchase or sale of a security by the Firm, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Firm who obtains information concerning recommendations made concerning a purchase or sale of a Security. This definition includes but is not limited to the following: partner, officer, director, “Investment Person”, “Portfolio Manager” and any other employee of the Adviser designated as an “Advisory Representative” from time to time by the Compliance Officer.
	3.	“Non-Advisory Representative” means any individual who has no contact with information regarding the purchases or sales of Securities made by the Firm in his or her regular functions or duties. However, such individuals are subject to the principles, requirements, policies, and procedures of this Code.
	4.	"Affiliated company" means a company that is an affiliated person, as defined in the 1940 Act.
	5.	"Affiliated person" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.
6.	"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2)of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whethera person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act andthe rules and regulations thereunder, that, generally speaking, encompasses those situations wherethe beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownershipof the security. A person is normally regarded as the beneficial owner of securities heldin (i) the name of his or her spouse, domestic partner, minor children, or other relatives livingin his or her household; (ii) a trust, estate or other account in which he/she has a present or futureinterest in the income, principal or right to obtain title to the securities; or (iii) the name of anotherperson or entity by reason of any contract, understanding, relationship, agreement or otherarrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

7.	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act and Section 202(a)(18) of the Advisers Act, except that it shall not include direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest categories by a nationally recognized statistical rating organization) including repurchase agreements, shares issued by money market funds, and shares issued by open-end investment companies other than reportable funds, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, unless the adviser or a control affiliate acts as the Investment Adviser or principal underwriter for the fund.
8.	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.
9.	"Disclosable transaction" means any transaction in a security pursuant to which an Access Person would have a beneficial ownership.
10.	“Firm” means the investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.
11.	“Fund” means any investment vehicle registered under the Investment Company Act of 1940 for which the Firm acts as manager, adviser or sub-adviser.
12.	"Non-interested" Director means a director or trustee who is not an interested person.
13.	"Interested Person" of another person, when used with respect to a Fund, means (i) any affiliated person of the Fund; (ii) any member of the immediate family of any natural person who is an affiliated person of the Fund; (iii) any interested person of any investment adviser of or principal underwriter for the Fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Fund has acted as legal counsel for the Fund; (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer; or (vi) any natural person whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of the Fund, a material business or professional relationship with the Fund or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company, provided, that no person shall be deemed to be an interested person of an investment company solely by reason of (aa)his being a member of its Board of Directors or advisory board or an owner of its securities, or(bb) his membership in the immediate family of any person specified in clause (aa) of this proviso.

14.	"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
15.	"Investment Personnel" means (a) any Portfolio Manager of the Firm; (b) any employee of the Firm (or of any company in a control relationship to a Fund or the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm, including securities analysts and traders; or (c) any person who controls a Fund or the Firm and who obtains information concerning recommendations made to any Fund or Portfolio regarding the purchase or sale of securities by the Fund or Portfolio.
16.	"Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or Rules 504, 505 or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.
17.	"Person" means a natural person or a company.
18.	“Portfolio” means any account, trust or other investment vehicle (except “Fund”) over which the Firm has investment management discretion.
19.	"Portfolio Manager" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the Portfolios or Funds managed by the Firm.
20.	"Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a Security.
21.	“Security Held or to be Acquired” means (i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.
22.	"Security" means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act or the Investment Company Act. The term “security” is very broad and includes items you might not ordinarily think of as “securities,” such as:

Registered open-end investment companies (“Mutual Funds”) for which the Firm serves as Adviser or Sub-adviser; Options on securities, on indices, and on currencies; Limited partnerships; Private investment funds, hedge funds.

Commodities contracts as defined in the Commodity Exchange Act; Futures contracts.

“Security” shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, commercial paper, shares of money market and other funds that limit their investments to the exempted securities enumerated above, Exhange-Traded Funds and Mutual Funds not advised or sub-advised by the Firm. Any question as to whether a particular investment constitutes a “Security” should be referred to the Compliance Officer of the Firm.

B. PROHIBITED TRANSACTIONS

The prohibitions below shall apply to all “Access Persons.” Sterling Capital Management deems all employees as “Access persons” and subject to the principles, requirements, policies and procedures of this Code.

No Access Person or advisory representative shall engage in any act, practice or course of conduct, which would violate the provisions of Section 206 of the Investment Advisers Act or Rule 17j-1 of the Investment Company Act as set forth above.

No Access Person shall purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

is being considered for purchase or sale by the Firm on behalf of any Portfolio or Fund managed by the Firm, or is being purchased or sold by any Portfolio or Fund managed by the Firm.

No Access Person shall disclose any other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by the Firm.

No Access Person shall acquire a beneficial interest in any securities in an initial public offering ("IPO") or other limited offerings commonly referred to as private placements, without prior written approval of the compliance officer of the Firm. The compliance officer must maintain a record of any decision, and the reasons supporting the decision, to approve the investment personnel's acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted.

Before granting such approval the compliance officer (or other designee) should carefully evaluate such investment to determine that the investment could create no material conflict between the investment personnel and a Fund or Portfolio. The compliance officer may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase. For example, the compliance officer may consider approving the transaction if the compliance officer (or designee) can determine that: (i) the investment did not result from directing a Fund, Portfolio or Firm business to the underwriter or issuer of the security; (ii) the Investment Personnel is not misappropriating an opportunity that should have been offered to the Fund or Portfolio; and (iii) an Investment Person's investment decisions for the Fund or Portfolio will not be unduly influenced by his or her personal holdings and investment decisions are based solely on the best interests of Fund or Portfolio. Any person authorized to purchase securities in an IPO or private placement shall disclose that investment when they play a part in a Fund’s or Portfolio’s subsequent consideration of an investment in that issuer. In such circumstances, a Fund's or Portfolio’s decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

No Access Person shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities that are held in a Portfolio or Fund managed by the Firm within thirty (30) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.

Exception:

The compliance officer of the Firm may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See Pre-Clearance Procedures below.]

The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Funds or Portfolios. The respective compliance officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The compliance officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status and, are not economically related to such securities. In order for a proposed transaction to be considered for exemption from the short-term trading prohibitions, the investment personnel must complete, sign and submit to the compliance officer a completed Securities Transactions Report Relating to Short-Term Trading (Exhibit D), certifying that the proposed transaction is in compliance with this Code of Ethics. The compliance officer shall retain a record of exceptions granted in the employee’s personal transactions file.

No Access Person shall serve on the Board of Directors of any publicly traded company without prior authorization of the compliance officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from making decisions about trading in that company's securities. Notification of such directorships shall be made to the compliance officer of the Funds.

No Access Person shall buy or sell a security within five (5) trading-days before or two (2) trading-days after any portfolio of the Firm trades in that security, unless such transaction is “Exempted” (see Exempted Transactions below). Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

C.	EXEMPTED TRANSACTIONS
The Firm has exempted the following security transactions. These transactions do not require pre-
clearance: direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical
Rating Organization), including repurchase agreements, commercial paper, shares of money market and other funds that limit their investments to the exempted securities enumerated above, Exchange-
Traded Funds and Mutual Funds not advised or sub-advised by the Firm.
“Prohibited Transactions” described in section B, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-1 and Section 206 of the
Advisers Act may be permitted within the discretion of the compliance officer of the Firm on a case-
by-case basis. Any such permitted transactions are not exempted from the Code’s rules governing the reporting of Personal Securities Transactions. Such exempted transactions may include:

	1.	Purchases or sales of securities that are not eligible for purchase by a Fund or Portfolio and which are not related economically to securities purchased, sold or held by the Fund or a Portfolio.

	2.	Purchases or sales of a de minimus amount of securities. A de minimus amount of securities shall be defined in this section of the Code of Ethics as:

(a) up to an aggregate $25,000 principal amount of a fixed income security within any three- consecutive month period;
(b) up to an aggregate 100 shares of an equity security within any three-consecutive month period; or
(c)

any amount of securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 1,000 shares or less and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

3.	From time to time, the Equity Department will execute investment programs for a limited number of clients that are known as “rebalance” programs. One example of a rebalance is when a new portfolio is funded with cash, and it is modeled against the model portfolio. Another example is when cash flows into or out of an existing account. The result is that all stocks owned in the model would be purchased on behalf of that one client. Another example is where a client has equity and fixed income portfolios under management, and the overall equity allocation exceeds the proscribed target. A rebalance program may be initiated to sell a small portion of some or all stocks in the portfolio to reduce exposure to stocks. Rebalance programs typically do not generate high quantities of shares being traded in particular securities and as such the firm deems that when a rebalance program is underway, employees are considered free to personally trade in those stocks that are part of the rebalance program. Such personal transactions shall be considered “Exempt Transactions” as it pertains to transactions described in “Prohibited
Transactions.”

D.	COMPLIANCE PROCEDURES
	With	respect to the pre-clearance and reporting requirements contained herein, Access Persons shall
	pre-clear	through and report to the compliance officer or designee of the Firm.
	1.	Pre-clearance Procedures
All Access Persons must receive prior written approval from the Firm’s compliance officer, or other officer designated by the compliance officer or management team, before purchasing or selling securities in an account that such Access Person has beneficial ownership and the securities are not an “Exempted Transaction.” The Access Person should request pre-clearance by completing, signing and submitting a Personal Securities Transactions Pre-Clearance Form

(Exhibit E) to the compliance officer. The compliance officer’s Pre-Clearances must be approved by a Managing Director, assistant compliance officer, or other individual designated by the Firm’s management team.
Pre-clearance approval will expire at the close of business on the second (2nd) trading-day after pre-clearance was authorized. For example, pre-clearance received Friday at 1:00 p.m. would expire as of the close of business Tuesday. If the trade is not completed before such pre-
clearance expires, the Access Person is required to again obtain pre-clearance for the trade. In addition, if an Access Person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose such information to the appropriate compliance officer prior to executing the pre-cleared transaction.
Access Persons are exempted from pre-clearing securities purchased, sold or acquired in the following transactions:

		(a)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.
		(b)	purchases or sales which are non-volitional on the part of either the Access Person or a Fund or Portfolio.
		(c)	purchases that are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase).
		(d)	securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
		(e)	holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, Exchange-Traded Funds and Mutual Funds not advised or sub-advised by the Firm.

2.	Disclosure of Personal Holdings and Disciplinary History
	All	Access Persons shall disclose to the compliance officer within 10 days upon the later of commencement of employment or adoption of this Code of Ethics
	(a)	All holdings of covered personal securities (including securities acquired before the person became an Access Person); and
	(b)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any (not just covered/reportable) securities were held for the direct or indirect benefit of the Access Person must also be reported; and
	(c)	Any disciplinary history as described in section 80a-9 of the Investment Company Act of 1940.
The compliance officer or designee of the Firm will request duplicate copies of confirmation of each disclosable transaction in the accounts and duplicate account statements of accounts with covered/reportable securities as defined in A. Definitions, 7. “Covered Securities.”
In addition to reporting securities holdings, every Access Person shall certify in their initial report that:
(1)	he/she has received, read and understand the Code of Ethics and recognize that he/she is subject thereto; and
(2)	he/she has no knowledge of the existence of any personal conflict of interest relationship that may involve a Fund or Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or a Portfolio.

This initial report shall be made on the form attached as Initial Report of Access Person (Exhibit A) and shall be delivered to the compliance officer of the Firm.

3.	Quarterly Reporting Requirements
All Access Persons shall disclose to the Firm’s compliance officer all personal securities transactions conducted during the period as of the calendar quarter ended within thirty (30) days after quarter end. Transactions in direct obligations of the U.S. government, bankers’
acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, Exchange-Traded Funds and Mutual Funds not advised or sub-advised by the Firm are not disclosable transactions.
In addition to reporting securities holdings, every Access Person shall disclose quarterly the:

	(a)	date of the transaction, title of the security, interest rate and maturity date (if applicable), trade date, number of shares, price, and principal amount of each security involved;
	(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

	(c)	the name of the broker, dealer or bank with or through whom the transaction was effected; and
	(d)	the date the report is submitted to the compliance officer.
With respect to the reporting requirements listed in the above paragraph, securities shall have the meaning as set forth in the Definitions. In addition, with respect to any account established by an
Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person must provide:
	(a)	name of the broker, dealer or bank with which the Access Person established the account;
	(b)	date the account was established; and
	(c)	date the report is submitted by the Access Person.
For the purpose of this paragraph only, concerning quarterly reporting requirements, Access
Persons shall be required to disclose information of any new securities account opened during the quarter, regardless of what type of securities are held within the account. This Code of
Ethics sets forth reporting requirements for “securities” as that term is defined in Section A-21 of this Code. That definition excludes such securities as U.S. Government securities, bankers'
acceptances, bank certificates of deposit, commercial paper, high quality short-term debt,
Exchange-Traded Funds and Mutual Funds not advised or sub-advised by the Firm. Access
Persons are required to report on the opening of new accounts that contain any security, including those securities that are exempt from reporting elsewhere within this Code of Ethics.
Access Persons are not required to have transactions for securities that are exempted elsewhere within the Code of Ethics disclosed on their quarterly report, nor are Access Persons required to pre-clear transactions for securities that are exempted elsewhere within the Code of Ethics. This quarterly report shall be made on the form attached as Securities Transactions for the Calendar
Quarter Ended (Exhibit C) and shall be delivered to the compliance officer of the Firm. In lieu of manually filling out all of the information required by the form, Access Persons may attach confirms and/or account statements to a signed form, or may certify that duplicate confirms and/or account statements were delivered to the Firm.
4.	Annual Certification of Compliance with Code of Ethics
All Access Persons shall disclose to the compliance officer of the Firm all holdings of covered/reportable personal securities as of the calendar year ended within thirty (30) days after year-end. Additionally, all Access Persons shall disclose the name of any broker or bank with which the Access Person has an account containing any securities (not just covered/reportable)
and the account name or number for any such account.
In addition to reporting securities holdings, every Access Person shall certify annually that:
	(a)	he/she has read and understand the Code of Ethics and recognize that he/she is subject thereto;
	(b)	he/she has complied with the requirements of the Code of Ethics; and that he/she has reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

(c)	he/she has no knowledge of the existence of any personal conflict of interest relationship that may involve any Portfolio or Fund, such as any economic relationship between his/her transactions and securities held or to be acquired by a Fund or Portfolio.
(d)	he/she has notified the Firm of all disciplinary history as described in Section 80a-9 of the Investment Company Act of 1940.

The Access Person’s Annual Report shall be submitted on form EXHIBIT B - CODE OF

ETHICS, Annual Report, and shall be delivered to the compliance officer of the Firm.

5.	Annual Tax Form Submittal
All persons with a title of Director or Managing Director, all others directly involved in the investment process, and any others designated by the Management Team, shall submit Schedule D (Capital Gains and Losses) of their Federal tax return. This form shall be submitted annually to the Compliance Officer by April 30 or by September 30 if an extension to the employee’s tax return was obtained.
6.	Reports to Compliance Officer
The compliance officer of the Firm shall provide to each Fund, in the form and frequency required by each Fund, information and certification regarding the Firm’s Code of Ethics. If the compliance officer of the Firm reasonably believes that the information requested by a Fund does not include all information required by Rule 17j-1, the Firm will provide such additional information to the Fund.
Upon request by a Fund’s compliance officer, the compliance officer of the Firm shall provide such information, including, but not limited to, initial, quarterly and annual reports for all Access Persons, pre-clearance reports and approval for short-term transactions, IPO and private placement securities.
7.	General Reporting Requirements
The compliance officer of the Firm shall notify each Access Person that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics and any amendments to each such person.
Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Directors of the Firm and each Fund, counsel and/or regulatory authorities upon appropriate request.
8.	Excessive Trading
The Firm understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any
Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the compliance officer of the Firm, or senior management at the Firm), may compromise the best interests of any Funds or Portfolios if such excessive trading is conducted during work-time or using Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the compliance officer of the Firm.

9. Conflict of Interest

Every Access Person shall notify the compliance officer of the Firm of any actual or potential conflict of interest relationship, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Fund. The Firm’s compliance officer shall notify the compliance officer of a Fund of any personal conflict of interest relationship which may involve the Fund.

E.	GIFTS AND ENTERTAINMENT
No Access Person shall make business decisions that are influenced or appear to be influenced by giving or accepting gifts, favors, entertainment, special accommodations or other items of material value.
Excluding Sterling sponsored events, employees are prohibited from receiving any gift(s) or item(s) of value (including entertainment) with a combined retail valued in excess of $400 per year from any entity that does business with or on behalf of Sterling. Gifts of greater value must be declined. In addition, providing gifts or gratuities to any person or entity that does business with Sterling is subject to the same limits described above. Individuals that are registered with NASD must still comply with NASD limits on gifts and gratuities.
No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of Sterling.
Appropriate entertainment, such as dinner or sporting event, may be accepted only under the following circumstances: (1) the offer of entertainment must not be solicited, (2) the individual offering the entertainment must be present, and (3) the value of the entertainment must be reasonable and customary.
F.	POLITICAL CONTRIBUTIONS
Sterling believes it is important for employees to take an active interest in our political process. Participation in political activities, however, must be conducted on an individual basis and not as an employee of Sterling. Under no circumstances may an employee make contributions or offer anything of value to a government official or a candidate for government office for the purpose of influencing or rewarding the official or prospective official or to induce that person to conduct business with Sterling.
In addition, employees are reminded of their duty to uphold the reputation of the firm. In this regard, employees are strongly encouraged to avoid any activity that may cause the appearance of impropriety or the appearance that the activity is being undertaken in order to influence the recipient's business relationship with Sterling. The availability of public information regarding political contributions makes this an extremely sensitive issue for investment advisers and employees should consult the Chief Compliance Officer if they have any questions or concerns about dealings with government officials.

G.	CONFIDENTIALITY
Employees must keep all information about clients, including former clients, in strict confidence, including the client’s identity, financial circumstances, security holdings, and advice furnished by the Firm to the client, unless the client consents otherwise, we are required by law to disclose information, or disclosure is necessary for us to provide services to the client. The Firm’s Privacy Policy and Procedures contain further details.
H.	REPORTING OF VIOLATIONS
Employees must report violations of the Code promptly to the Firm’s compliance officer, and are encouraged to report apparent or suspected violations. Such reports will be investigated promptly. The compliance officer of the Firm shall promptly report to the compliance officer of the Fund and the Board of Managers of the Firm all apparent material violations of this Code of Ethics and the reporting requirements thereunder.
When the compliance officer of the Firm finds that a transaction otherwise reportable to the Board of Managers pursuant to the Code could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he/she may, in his/her discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Managers. Such findings shall, however, be reported to the compliance officer of any respective Funds.
The Board of Managers/Directors of the Firm or any Fund, or a Committee created by such Board for that purpose, shall consider reports made to the Board hereunder and shall determine whether or not this Code of Ethics has been materially violated and what sanctions, if any, should be imposed.
I.	ANNUAL REPORTING TO THE BOARD OF DIRECTORS

The compliance officer of the Firm shall prepare an annual report relating to this Code of Ethics to the Board of Managers of the Firm. Such annual report shall:

(a)	summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year;
(b)	identify any material violations requiring significant remedial action during the past year; and
(c)	identify any recommended changes in the existing restrictions or procedures based upon the Firm’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and
(d)	state that the Firm had adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

This annual report may be part of an overall annual compliance report submitted by the compliance officer.

J.	SANCTIONS
Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Sterling Capital Management. It is important that employees understand the reasons for compliance with this Code. Sterling’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer with any question as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Sterling.
Sterling encourages all employees to promptly report any known violations of this code to the Chief Compliance Officer. Upon discovering that an Access Person has not complied with the requirements of this Code, Sterling’s Chief Compliance Officer and/or Managing Directors may impose on that person an appropriate sanction, including, but not limited to a warning, disgorgement of profit, suspension or termination of employment.
K.	RETENTION OF RECORDS
The Firm shall maintain the following records as required under Rule 17j-1:
(a) a copy of any Code of Ethics in effect within the most recent five years;
(b) a list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the compliance officer of the Firm;
(c) a copy of each report made by an Access Person hereunder and submitted to the Firm’s compliance officer for a period of five years from the end of the fiscal year in which it was made;
(d) each memorandum made by the compliance officer of the Firm hereunder, for a period of five years from the end of the fiscal year in which it was made;
(e) a record of any material violation of the Code and any action taken as a result of such material violation, for a period of five years following the end of the fiscal year in which the material violation occurred; and
(f) a copy of every report provided to the Firm’s Board of Managers or a Fund’s compliance officer that describes any material issues arising under the Code of Ethics and certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

STERLING CAPITAL MANAGEMENT LLC

CODE OF ETHICS – EXHIBIT A
(Revised 12/31/2008)
INITIAL REPORT

To the Compliance Officer:

1.	I have received a copy of, read and understand the provisions of Sterling Capital Management LLC’s (the “Firm”) Code of Ethics and as an “Access Person” will comply in all aspects with the obligations of Sterling’s Code.
2.	As an employee of a BB&T majority owned non-banking subsidiary engaged in investment advisory services, I may be subject to regulatory standards of conduct or company policies more restrictive than the standards contained in the BB&T Code of Ethics and must comply with the strictest standards of conduct applicable to my position.
3.	Except as noted below, I certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm or the Fund, such as any economic relationship between my transactions and securities held or to be acquired by the Firm or any of its portfolios,
__________________________________________________________________________________ including the Fund.__________________________________________________________________
4.	I have not been subject to any disciplinary actions as described in section 80a-9 of the Investment Company Act of 1940.
5.	As of the date below I had a direct or indirect “Beneficial Ownership” in the following accounts listed in the table on the next page of this report. (Please refer to the CODE, Section A. DEFINITIONS for interpretation of Beneficial Ownership.)

( )	Statements listing my personal securities holdings are attached hereto or have been filed with the
Compliance Officer. I have listed the security name, CUSIP/ticker, #of shares, and principal amount of any holdings for which the account statement does not provide this information.

( )	I do not have any personal securities holdings.

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CODE OF ETHICS – EXHIBIT A

BROKER, DEALER, BANK, OR MUTUAL	BENEFICIAL OWNER OF		DATE
ACCOUNT NUMBER
FUND COMPANY THROUGH WHOM	ACCOUNT		OPENED
EFFECTED

Date: ___________________

Signature:

Print Name:

Title:

Date: ___________________

Signature:

Firm’s Compliance Officer

STERLING CAPITAL MANAGEMENT LLC

CODE OF ETHICS – EXHIBIT B
(Revised 12/31/2008)
ANNUAL REPORT

To the Compliance Officer:

1. I have received a copy of, read and understand the provisions of Sterling Capital Management’s Code of Ethics and as an “Access Person” will comply in all aspects with the obligations of Sterling’s Code.

2. As an employee of a BB&T majority owned non-banking subsidiary engaged in investment advisory services, I may be subject to regulatory standards of conduct or company policies more restrictive than the standards contained in the BB&T Code of Ethics and must comply with the strictest standards of conduct applicable to my position.

3. I certify that, during the year ended December 31, 2008, I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code of Ethics. definition of Beneficial Ownership.

4. I have disclosed the name of any broker or bank with which I have an account containing any securities (not just covered/reportable). (If applicable) I have disclosed all limited offerings (private placements).

5. Except as noted below, I certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm or the Fund, such as any economic relationship between my transactions and securities held or to be acquired by the Firm or any of its portfolios, including the Fund.

_______________________________________________________________________________________ _______________________________________________________________________________________

6. I have disclosed to the Firm any disciplinary history as described in section 80a-9 of the Investment Company Act of 1940.

7. As of the date below I have a direct or indirect “Beneficial Ownership” in the accounts listed in the table on the next page of this report. (Please refer to the CODE, Section A. DEFINITIONS for interpretation of Beneficial Ownership.)

( )	Statements listing my personal securities holdings are attached or have been filed with the Compliance
Officer. I have listed the security name, CUSIP/ticker, interest rate and maturity date (if applicable), #of shares, and principal amount of any holdings for which the account statement does not provide this information.

( )	I do not have any personal securities holdings.

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CODE OF ETHICS – EXHIBIT B

BROKER, DEALER, BANK, OR MUTUAL	BENEFICIAL OWNER OF	ACCOUNT NUMBER	DATE
FUND COMPANY THROUGH WHOM	ACCOUNT		OPENED
EFFECTED			(If New Acct)

Date:	Signature: Print Name: Title:

Date:	Signature:

Firm’s Compliance Officer

STERLING CAPITAL MANAGEMENT LLC
CODE OF ETHICS - Exhibit C (Revised: 8/21/07; 1/02/09)
Securities Transactions Report for Calendar Quarter Ended: 12/31/2008
To the Compliance Officer:
During the quarter referenced above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by the Firm. Please check this box if an addendum is attached listing additional transactions. [ ]

NOTE: Transactions of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, Exchange -Traded Funds and Mutual Funds not advised or sub-advised by Sterling or transactions listed in Section D of the Code of Ethics are not required to be reported. This report excludes transactions with respect to which I had no direct or indirect influence or control.

Security Type*				If option,
stock, bond, option				opening	Maturity/			Total		Account
mutual fund, private	Security	Ticker or	Buy or	or closing	Expiration	No. of		Transaction		Name or
placement, etc.	Name	CUSIP	Sell	position	Date**	Shares***	Price	Value	Broker	Number

e.g. Put Option	Microsoft	MSFT	Sell	Open	5/18/2009	50	$2.00	$10,000	Schwab	xx-xxxx

*Asset class - be specific, e.g. call option, preferred stock, corporate bond
**Maturity date - for options specify exact expiration date.

***	# of shares - for options or futures specify number of contracts; for bonds specify # of bonds, etc.
1.	Please select the appropriate statement which applies to your situation.

[ ]	Confirms/Statements have been filed with the Compliance Officer during the referenced quarter.
[ ]	I did not engage in any personal securities transactions during the above referenced quarter.
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R:\Compliance Manual\Code of Ethics\CODE OF ETHICS EXHIBIT C II rev 12-31-08 QTRLY REPORT

STERLING CAPITAL MANAGEMENT LLC
CODE OF ETHICS - Exhibit C (Revised: 8/21/07; 1/02/09)
Securities Transactions Report for Calendar Quarter Ended: 12/31/2008

2. During the quarter referred to above, on the dates indicated the following new accounts were established in which securities were held during the quarter for my direct or indirect benefit.

Note: Disclose any securities account that was established during the quarter, even if that account only contains securities that are exempt from reporting requirements of the Code, such as U.S. Government Securities

[ ]	Please check this box if an addendum is attached listing additional accounts.

Broker/Dealer, Bank, or Mutual Fund
	Company Through Whom Effected	Beneficial Owner of Account	Account Number	Date Account Opened

3. Except as noted below, I certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm or the Fund, such as the existence of any existence of any economic relationship between my transactions and securities held or to be acquired by Firm client portfolios or any related portfolios, including the Fund.

Signature:		Signature:
	Access Person		Compliance Officer
Print Name:		Print Name:
Title:		Date:
Date:

R:\Compliance Manual\Code of Ethics\CODE OF ETHICS EXHIBIT C II rev 12-31-08 QTRLY REPORT

STERLING CAPITAL MANAGEMENT LLC
CODE OF ETHICS - Exhibit D (Revised: 4/29/08; 1/02/09)

Personal Securities Transactions Report Relating to SHORT -TERM TRADING

For the 30-Day Period from ____________________ to ___________________

During the thirty (30) calendar day period referred to above, the following purchases and sales, or sales and purchases of the same (or equivalent) securities were effected or are proposed to be effected in securities of which I have, or by reason of such transaction acquired, direct or indirect beneficial ownership. You do not need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, exchange -traded funds and mutual funds not advised or sub-advised by Sterling or transactions listed in Section D of the Code of Ethics.

Security Type*				Dates	If option,				$ Compliance
stock, bond, option				Initial Trade	opening	Maturity/			Amount			Officer
mutual fund, private	Security	Ticker or	Buy or	& Proposed	or closing	Expiration	No.	Estimated	Trans-		Acct.	Authorization
placement, etc.	Name	CUSIP	Sell	ST-Trade	position	Date**	Shares***	Price	action	Broker	No.	Yes No
e.g. stock	Under Armour	UA	Buy	9/22/2008			100	$22	$2,200	Schwab	xxx-xxxx
e.g. stock	Under Armour	UA	Sell	10/5/2008			100	$25	$2,500	Schwab	xxx-xxxx

*Asset class - be specific, e.g. call option, preferred stock, corporate bond **Maturity date - for options specify exact expiration date.

*** # of shares - for options or futures specify number of contracts; for bonds specify # of bonds, etc.

With respect to the Portfolio or Fund that serves as the basis for my "investment personnel" status with the Firm, and transactions in the securities set forth in the table above, I hereby certify that:

(a) I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Portfolio or Fund, such as front- running transactions or the existence of any economic relationship between my transactions and securities held or to be acquired by the Portfolio and/or Fund; (b) such securities, including securities that are economically related to such securities, involved in the transaction are not (i) being considered for purchase or sale by the Portfolio and/or Fund, or (ii) being purchased or sold by the Portfolio and/or Fund; and (c) such transactions are in compliance with the Code of Ethics of the Firm.

Date:

Signature:
Employee

Name:

In accordance with the provisions of Section B(2)(c) of the Code of Ethics of the Firm, the transaction proposed to be effected as set forth in this report is:

R:\compliance manual\code of ethics\CODE OF ETHICS EXHIBIT D II rev 12-31-08 SHORT -TERM

STERLING CAPITAL MANAGEMENT LLC
CODE OF ETHICS - Exhibit E (Revised: 4/29/08; 1/02/09)

Personal Securities Transactions Pre-clearance Form

[Refer to Section D(1), Code of Ethics]

I hereby request pre-clearance of the securities listed below. You do not need to pre-clear transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, Exchange -Traded Funds and Mutual Funds not advised or sub-advised by Sterling or transactions listed in Section D of the Code of Ethics. This report excludes transactions with respect to which I had no direct or indirect influence or control.

Security Type*				If option,				Approx.			Compliance
stock, bond, option				opening	Maturity/			Total			Officer
mutual fund, private	Security	Ticker or	Buy or	or closing	Expiration	No. of	Estimated	Transaction		Account	Authorization
placement, etc.	Name	CUSIP	Sell	position	Date**	Shares***	Price	Value	Broker	No.	Yes No

e.g. Put Option	Microsoft	MSFT	Sell	Open	5/18/2009	50	$2.00	$10,000	Schwab	xxx-xxxx

*Asset class - be specific, e.g. call option, preferred stock, corporate bond **Maturity date - for options specify exact expiration date.

*** # of shares - for options or futures specify number of contracts; for bonds specify # of bonds, etc.

Is any proposed transaction described above within thirty (30) calendar days of a prior transaction in the same or equivalent security that would be considered a short-term trade (purchase and sale or sale and purchase) ? If yes, the access person must submit a Securities Transaction Report Relating to Short-Term Trading (Exhibit D )

for pre-approval. Yes: [ ] No: [ ]

Is any proposed transaction described above considered an Initial Public Offering (IPO) or Private Placement ? If yes, the Compliance Officer should prepare a memorandum describing the reasons for pre-approving the transaction pursuant to Section B(2)(b) of the Code. Yes: [ ] No: [ ]

Signature:			Signature:
	Employee			Compliance Officer
Print Name:			Print Name:
Date:		*	Date:

*This pre-clearance will expire at the close of business on the second (2nd) trading day after pre-clearance was approved. If the trade is not completed within that authorization period, the Access Person is required to re-submit a pre-clearance.

R:\Compliance Manual\Code of Ethics\CODE OF ETHICS EXHIBIT E II rev 12-31-08 PRE-CLEAR